Exhibit 99.4

VURV TECHNOLOGY, INC.

STOCK OPTION PLAN

As amended and restated as of March 23, 2006

Effective March 18, 2004

TABLE OF CONTENTS

ARTICLE 1.  ESTABLISHMENT, PURPOSE, AND DURATION
1.1	Establishment of the Plan
1.2	Purpose of the Plan
1.3	Duration of the Plan
ARTICLE 2.  DEFINITIONS
ARTICLE 3.  ADMINISTRATION
3.1	The Committee
3.2	Authority of the Committee	[
3.3	Decisions Binding
3.4	Employees in Foreign Countries
ARTICLE 4.  SHARES SUBJECT TO THE PLAN
4.1	Number of Shares
4.2	Adjustments In Options and Authorized Shares
ARTICLE 5.  ELIGIBILITY AND PARTICIPATION
ARTICLE 6.  STOCK OPTIONS
6.1	Grant of Options
6.2	Agreement
6.3	Option Price
6.4	Duration of Options
6.5	Termination of Options
6.6	Exercise of Options
6.7	Payment
6.8	Limited Transferability
6.9	Shareholder Rights
ARTICLE 7.  RESTRICTED STOCK AND STOCK GRANTS
7.1	Grants
7.2	Restricted Period, Lapse of Restrictions
7.3	Rights of Holder; Limitations Thereon
7.4	Delivery of Unrestricted Shares
7.5	Nonassignability of Restricted Stock
ARTICLE 8.  BENEFICIARY DESIGNATION
ARTICLE 9.  DEFERRALS
ARTICLE 10.  RIGHTS OF PARTICIPANTS
10.1	Employment
10.2	Participation
ARTICLE 11.  CHANGE IN CONTROL
11.1	Definition
11.2	Provisions in Agreement
ARTICLE 12.  CANCELLATION OF AWARDS
12.1	Limitation or Cancellation of Award
12.2	Severability
ARTICLE 13.  AMENDMENT, MODIFICATION AND TERMINATION
13.1	Amendment, Modification and Termination
13.2	Awards Previously Granted
13.3	Compliance With Code Section 162(m)

ARTICLE 14. WITHHOLDING
14.1	Tax Withholding
14.2	Share Withholding
ARTICLE 15.  INDEMNIFICATION
ARTICLE 16.  SUCCESSORS
ARTICLE 17.  LEGAL CONSTRUCTION
17.1	Gender and Number
17.2	Severability
17.3	Requirements of Law
17.4	Regulatory Approvals and Listing
17.5	Securities Law Compliance
17.6	Governing Law
APPENDIX A.  PROVISIONS APPLICABLE TO CALIFORNIA RESIDENTS A-

VURV TECHNOLOGY, INC.

STOCK OPTION PLAN

ARTICLE 1.	ESTABLISHMENT, PURPOSE, AND DURATION

1.1           Establishment of the Plan.  Vurv Technology, Inc., a Delaware corporation (hereinafter referred to as the “Company”), established a stock option and incentive award plan known as the “Recruitmax Software, Inc. Stock Option Plan” (the “Plan”), as of March 18, 2004.  Certain changes were made for purposes of complying with state securities laws and the Plan was restated as set forth in this document.  The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock and Stock Grants.

The Plan shall become effective on the date it is approved by the Board of Directors, March 18, 2004 (the “Effective Date”), subject to approval of the Plan by the Company’s shareholders within the 12-month period immediately thereafter, and shall remain in effect as provided in Section 1.3.

1.2           Purpose of the Plan.  The purpose of the Plan is to secure for the Company and its shareholders the benefits of the incentive inherent in stock ownership in the Company by key employees, directors, consultants and other persons who perform services for the Company and its Parent, Subsidiaries, and affiliates (the “Participants”), who are responsible for its future growth and continued success.  The Plan promotes the success and enhances the value of the Company by linking the personal interests of Participants to those of the Company’s shareholders, and by providing Participants with an incentive for outstanding performance.  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends.

1.3           Duration of the Plan.  The Plan shall commence on the Effective Date, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 13, until the day prior to the tenth (10th) anniversary of the Effective Date.

ARTICLE 2.	DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Agreement” means an agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

(b)	“Award” means, individually or collectively, a grant under this Plan of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, or Stock Grant.

(c)	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the Exchange Act.

(d)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(e)
“Cause” means (i) the same definition for “cause” set forth in any employment agreement between the Participant and the Company in effect when the event(s) occur, or, in the absence of such an employment agreement, (ii) the Participant’s conduct that is (A) the Participant’s engaging in any act or omission in the capacity of his or her employment with the Company constituting dishonesty, theft, fraud, embezzlement, moral turpitude or other wrongdoing or malfeasance; or, (B) the Participant’s conviction of a felony under federal or state law; or, (C) the Participant’s engaging in any act or omission constituting gross misuse of his or her authorities, gross or continual dereliction of his or her duties to the Company, or that is materially injurious or embarrassing to the Company’s business, operations or reputation; or, (D) the Participant breaching the noncompetition, nonsolicitation, or confidentiality provisions of any written agreement with the Company prohibiting such conduct.  Solely for purposes of this Plan, the Plan Administrator may use the designation of “Cause,” or without “Cause,” determined by the Company (or any subsidiary that is the “employer” of the Participant) or the Plan Administrator may make an independent designation of “Cause” with respect to employment termination in accordance with the terms of this Plan.  The designation of the Plan Administrator with respect to “Cause” under this Plan shall not be used for any other purpose and shall not be used against either the Company or any Participant.

(f)	“Change in Control” has meaning set forth in Article 11 of this Plan.

(g)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor act thereto.

(h)
“Committee” means the Compensation Committee of the Board of Directors appointed by the Board to administer the Plan with respect to grants of Awards, as specified in Article 3, and to perform the functions set forth therein; or in the absence of such appointment, the Board itself.

(i)	“Common Stock” means the common stock of the Company.

(j)	“Company” means Vurv Technology, Inc., formerly Recruitmax Software, Inc., a Delaware corporation, or any successor thereto as provided in Article 16.

(k)
“Detrimental Activity” means the violation of any agreement between the Company and the Participant pertaining to (a) the disclosure of confidential information or trade secrets of the Company, (b) the solicitation of employees, customers, suppliers, licensees, licensors or contractors of the Company, or (c) the performance of competitive services with respect to the Company’s business; provided, that the Committee may provide in the Agreement that only certain of the restrictions provided above apply for purpose of the Agreement.

(l)	“Director” means any individual who is a member of the Board of Directors of the Company.

(m)
“Disability” shall have the meaning ascribed in such term in the Company’s long-term disability plan covering the Participant, or in the absence of such plan, a meaning consistent with Section 22(e)(3) of the Code.  The existence of Disability shall be determined by the Committee in good faith.

(n)
“Employee” means any employee of the Company or any Parent, Subsidiary, or affiliate of the Company.  Directors who are not otherwise employed by the Company or any Parent, Subsidiary, or affiliate of the Company are not considered Employees under this Plan.

(o)	“Effective Date” shall have the meaning ascribed to such term in Section 1.1.

(p)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(q)	“Fair Market Value” shall be determined as follows:

(i)
If, on the relevant date, the Shares are traded on a national or regional securities exchange or on The NASDAQ National Market System (“NASDAQ”) and closing sale prices for the Shares are customarily quoted, on the basis of the closing sale price on the principal securities exchange on which the Shares may then be traded or, if there is no such sale on the relevant date, then on the immediately preceding day on which a sale was reported;

(ii)
If, on the relevant date, the Shares are not listed on any securities exchange or traded on NASDAQ, but nevertheless are publicly traded and reported on NASDAQ without closing sale prices for the Shares being customarily quoted, on the basis of the mean between the closing bid and asked quotations in such other over-the-counter market as reported by NASDAQ; but, if there are no bid and asked quotations in the over-the-counter market as reported by NASDAQ on that date, then the mean between the closing bid and asked quotations in the over-the-counter market as reported by NASDAQ on the immediately preceding day such bid and asked prices were quoted; and

(iii)	If, on the relevant date, the Shares are not publicly traded as described in (i) or (ii), on the basis of the good faith determination of the Committee.

(r)
“Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

(s)
“Insider” shall mean an Employee who is, on the relevant date, an officer or a director, or a ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act or any successor provision, as “officer” and “director” are defined under Section 16 of the Exchange Act.

(t)
“Named Executive Officer” means a Participant who, as of the date of vesting and/or payout of an Award is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

(u)
“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6, and which is not intended to meet the requirements of Code Section 422 or which fails to meet such requirements.

(v)	“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(w)	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

(x)	“Parent” means a “parent corporation,” whether now or hereafter existing as defined in Code Section 424(e).

(y)
“Participant” means an Employee, a Director, consultant or other person who performs services for the Company or a Parent, Subsidiary, or affiliate of the Company, who has been granted an Award under the Plan which is outstanding.

(z)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(aa)	“Plan” means this Vurv Technology, Inc. Stock Option Plan, including any amendments thereto.

(bb)	“Retirement” shall mean retiring from employment with the Company or any Subsidiary on or after attaining age sixty-five (65), or pursuant to a policy or agreement approved by the Board.

(cc)
“Restricted Stock” means an Award of Common Stock granted in accordance with the terms of Article 7 and the other provisions of the Plan, and which is nontransferable and subject to a substantial risk of forfeiture.  Shares of Common Stock shall cease to be Restricted Stock when, in accordance with the terms hereof and the applicable Agreement, they become transferable and free of substantial risk of forfeiture.

(dd)	“Shares” means the shares of Common Stock of the Company (including any new, additional or different stock or securities resulting from the changes described in Section 4.2).

(ee)
“Stock Grant” means an Award of Common Stock granted in accordance with the terms of Article 7 and the other provisions of the Plan, and which is generally transferable and not subject to a substantial risk of forfeiture so that it is “unrestricted.”

(ff)
“Subsidiary” means (i) in the case of an ISO, any company during any period in which it is a “subsidiary corporation” (as that term is defined in Code Section 424(f), and (ii) in the case of all other Awards, in addition to a “subsidiary corporation” as defined above, a partnership, limited liability company, joint venture or other entity in which the Company as fifty percent (50%) or more of the voting power or equity interests.

ARTICLE 3.	ADMINISTRATION

3.1           The Committee.  The Plan shall be administered by the Committee, which shall select the Participants or class of Participants who shall participate in the Plan (who may change from year to year); determine the size and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan (including conditions on the exercisability of all or a part of an Option, restrictions on transferability and vesting provisions and the duration of the Awards).

3.2           Authority of the Committee.  Subject to the provisions of the Plan, the Committee under Section 3.1 above shall have full power to construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 13) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan, including accelerating the time any Option may be exercised and establishing different terms and conditions relating to the effect of the termination of employment or other services to the Company.  Further, the Committee shall make all other determinations which may be necessary or advisable in the Committee’s opinion for the administration of the Plan.  All expenses of administering this Plan shall be borne by the Company.  For any Award and Participant subject to the Worker Economic Opportunity Act (“Act”) because the Participant is a “non-exempt” employee for purposes of the Fair Labor Standards Act of 1938 (“FLSA”), the Committee shall establish the terms and conditions intended to comply with the Act or the Committee shall determine that an Award shall be made without regard to the Act.

3.3           Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provision of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all Persons, including the Company, the shareholders, Participants and their estates and beneficiaries.

3.4           Employees in Foreign Countries.  The Committee shall have the authority to adopt such modifications, procedures, appendices and sub plans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or any Subsidiary may operate to assure the viability of the benefits from Awards granted to Employees employed in such countries and to meet the objectives of the Plan.

ARTICLE 4.	SHARES SUBJECT TO THE PLAN

4.1           Number of Shares.  Subject to adjustment as provided in Section 4.2, the total number of Shares available for grant of Awards under the Plan shall be four million (4,000,000)

Shares; the total number of Shares available for grant as Incentive Stock Options under the Plan shall be four million (4,000,000) Shares and the total number of Shares available for grant of Awards that are Nonqualified Stock Options and other Awards under the Plan shall be four million (4,000,000) Shares.  The Shares may, in the discretion of the Company, be either authorized but unissued Shares or Shares held as treasury shares, including Shares purchased by the Company, whether on the market or otherwise.

The following rules shall apply for purposes of the determination of the number of Shares available for grant under the Plan:

(a)	The grant of an Option or Restricted Stock or Stock Grant shall reduce the Shares available for grant under the Plan for each type of Award by the number of Shares subject to such Award.

(b)	While an Option or Restricted Stock is outstanding, it shall be counted against the authorized pool of Shares, regardless of its vested status.

(c)
If, for any reason, Shares subject to an Option or Restricted Stock are not purchased by or acquired by a Participant or are reacquired by the Company for reasons including, but not limited to, the cancellation of an Option, the settlement of an Option in cash rather than Shares, or the withholding of Shares in payment of withholding taxes, such Shares shall not be charged against the aggregate number of Shares available under the Plan, and may again be available for grants of Options, Restricted Stock or Stock Grants.

4.2           Adjustments In Options and Authorized Shares.  In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation or entity, each Option shall be assumed or an equivalent option shall be substituted by such successor or parent or subsidiary of such successor, unless such successor does not agree to assume the Option or to substitute an equivalent option, in which case the Board may, in lieu of such assumption or substitution, provide for the Optionee to have the immediate right to exercise the Option as to all Shares, including Shares as to which the Option would not otherwise be exercisable.  If the Board makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee that, subject to rescission if the merger or sale of assets is not successfully completed within a certain period, the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option will terminate upon the expiration of such period.

In the event of (a) any change in corporate capitalization, such as a stock split, reverse stock split, or stock dividend; (b) any corporate transaction to which Code section 424(a) applies, or (c) such other event which in the judgment of the Committee necessitates an adjustment, such adjustment shall be made in the maximum number and kind of shares which may be delivered under the Plan as set forth in Section 4.1 above, and in the number and kind of and/or price of shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of shares subject to any Award shall always be a whole number and the Committee shall make such adjustments as are necessary to insure Awards of whole shares.  Except as expressly provided herein, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an outstanding Award.

ARTICLE 5.	ELIGIBILITY AND PARTICIPATION

Any Director or Employee, or any independent contractor, adviser or consultant providing services to the Company or a Parent, Subsidiary, or affiliate of the Company shall be eligible to receive an Award under the Plan. In determining the individuals to whom such an Award shall be granted and the number of Shares which may be granted pursuant to that Award, the Committee may take into account the duties of the respective individual, his or her present and potential contributions to the success of the Company or a Parent, Subsidiary, or affiliate of the Company, and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

ARTICLE 6.	STOCK OPTIONS

6.1           Grant of Options.  Subject to the terms and provisions of the Plan (including, if applicable, any Appendix), Options may be granted to Participants at any time and from time to time as shall be determined by the Board.  The Board shall have sole discretion in determining the number of Shares subject to Options granted to each Participant.  No Participant may be granted ISOs (under the Plan and all other incentive stock option plans of the Company and any Parent or Subsidiary) which are first exercisable in any calendar year for Common Stock having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceeds One Hundred Thousand Dollars ($100,000).  The preceding annual limit shall not apply to NQSOs.  The Committee may grant a Participant ISOs, NQSOs or a combination thereof, and may vary such Awards among Participants; provided that only an Employee may be granted ISOs.

6.2           Agreement.  Each Option grant shall be evidenced by an Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains and such other provisions as the Board shall determine.  The Option Agreement shall further specify whether the Award is intended to be an ISO or an NQSO.  Any portion of an Option that is not designated as an ISO or otherwise fails or is not qualified as an ISO (even if designated as an ISO) shall be a NQSO.  The Board may provide in the Option Agreement for transfer restrictions, repurchase rights, vesting requirements and other limitations on the Shares to be issued pursuant to the exercise of an Option.

6.3           Option Price.  The Option Price for each grant of an ISO shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.  In no event, however, shall any Participant who owns (within the meaning of Section 424(d) of the Code) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company be eligible to receive an ISO at an Option Price less than one hundred ten percent (110%) of the Fair Market Value of a share on the date the ISO is granted.  The Option Price for each grant of a NQSO shall be established by the Committee and, in its discretion, may be less than the Fair Market Value of a Share on the date the Option is granted.  The Option Price for any Option may be greater than the Fair Market Value of a Share on the date the Option is granted.

6.4           Duration of Options.  Each Option shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant; provided, further, however, that any ISO granted to any Participant who at such time owns (within the meaning of Section 424(d) of the Code) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, shall not be exercisable later than the fifth (5th) anniversary date of its grant.

6.5           Termination of Options.  Notwithstanding Section 6.4 above, each Option granted under the Plan to any Optionee shall expire no later than thirty (30) days from the date the Optionee terminates employment or services with the Company; provided, however, that the Committee may provide otherwise in an Agreement.

6.6           Exercise of Options.  Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as set forth in each Agreement, including conditions related to the employment of or provision of services by the Participant with the Company or any Parent, Subsidiary or other entity, which need not be the same for each grant or for each Participant.  Each Option shall be exercisable for such number of Shares and at such time or times, including periodic installments, as set forth in each Agreement at the time of the grant.  Each Agreement may establish a minimum number of Shares (e.g. 100) for which an Option may be exercised at a particular time and may provide for an automatic accelerated vesting and other rights upon the occurrence of certain events as specified in the Agreement.  Except as otherwise provided in the Agreement and Article 11, the right to purchase Shares that is exercisable in periodic installments shall be cumulative so that when the right to purchase any Shares has accrued, such Shares or any part thereof may be purchased at any time thereafter until the expiration or termination of the Option.

6.7           Payment.  Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.  The Option Price upon exercise of any Option shall be payable to the Company in full, either:  (a) in cash, (b) cash equivalent approved by the Committee, (c) if approved by the Committee, by tendering previously acquired Shares (or delivering a certification of ownership of such Shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for a period of not less than six months prior to their tender to satisfy the Option Price), or (d) by a combination of (a), (b) and (c).  The Committee also may allow cashless exercises as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall issue Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s), and may place appropriate legends on the certificates representing such Shares.

6.8           Limited Transferability.  If permitted in the Agreement, a Participant may transfer an Option granted hereunder, including but not limited to transfers to members of his or her Immediate  Family (as defined below), to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships where such Immediate Family members are the only partners, if (a) the Participant does not receive any consideration in any form whatsoever for such transfer, (b) such transfer is permitted under applicable tax laws, and (c) if the Participant is an Insider, such transfer is permitted under Rule 16b-3 of the Exchange Act, or its successor provisions as in effect from time to time.  Any Option so transferred shall continue to be subject to the same terms and conditions in the hands of the transferee as were applicable to said Option immediately prior to the transfer thereof.  Any reference in any such Agreement to the employment by or performance of services for the Company by the Participant shall continue to refer to the employment of, or performance by, the transferring Participant.  For purposes hereof, “Immediate Family” shall mean the Participant and the Participant’s spouse, children and grandchildren and any other member of the Participant’s family approved by the Committee.  Any Option that is granted pursuant to any Agreement that did not initially expressly allow the transfer of said Option and that has not been amended to expressly permit such transfer, shall not be transferable by the Participant other than by will or by the laws of descent and distribution and such Option thus shall be exercisable in the Participant’s lifetime only by the Participant.

6.9           Shareholder Rights.  No Participant shall have any rights as a shareholder with respect to Shares subject to an Option until the issuance of such Shares to the Participant pursuant to the exercise of such Option.

ARTICLE 7.	RESTRICTED STOCK AND STOCK GRANTS

7.1           Grants.  The Committee may from time to time in its discretion grant Restricted Stock or Stock Grants to Participants and may determine the number of Shares of Restricted Stock or Stock Grants to be granted.  The Committee shall determine the terms and conditions of, and the amount of payment, if any, to be made by the Participant for such Shares of Restricted Stock or Stock Grants.  A grant of Restricted Stock or Stock Grant may, in addition to other conditions, require the Participant to pay for such Shares of Restricted Stock, but the Committee may establish a price below Fair Market Value at which the Participant can purchase the Shares of Restricted Stock or Stock Grant.  Each grant of  Restricted Stock shall be evidenced by an Agreement containing terms and conditions not inconsistent with the Plan as the Committee shall determine to be appropriate in its sole discretion.  Each grant that is a Stock Grant may be evidenced by an Agreement to set forth any compliance or other conditions as may be applicable.

7.2           Restricted Period, Lapse of Restrictions.  At the time a grant of Restricted Stock is made, the Committee shall establish a period or periods of time (the “Restricted Period”) applicable to such grant which, unless the Committee otherwise provides, shall not be less than one year.  Subject to the other provisions of this Article 7, at the end of the Restricted Period all restrictions shall lapse and the Restricted Stock shall vest in the Participant.  At the time a grant is made, the Committee may, in its discretion, prescribe conditions for the incremental lapse of restrictions during the Restricted Period and for the lapse or termination of restrictions upon the occurrence of other conditions in addition to or other than the expiration of the Restricted Period with respect to all or any portion of the Restricted Stock.  Such conditions may, but need not, include the following:

(a)	The death, Disability or Retirement of the Employee to whom Restricted Stock is granted, or

(b)	The occurrence of a Change in Control (as defined in Section 11.1).

The Committee may also, in its discretion, shorten or terminate the Restricted Period, or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of the Restricted Stock at any time after the date the grant is made.

7.3           Rights of Holder; Limitations Thereon.  Upon a grant of Restricted Stock, a stock certificate (or certificates) representing the number of Shares of Restricted Stock granted to the Participant shall be registered in the Participant’s name and shall be held in custody by the Company or a bank selected by the Committee for the Participant’s account.  Following such registration, the Participant shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to receive dividends, if and when declared, and to vote such Restricted Stock, except that the right to receive cash dividends shall be the right to receive such dividends either in cash currently or by payment in Restricted Stock, as the Board shall determine, and except further that, the following restrictions shall apply:

(a)
The Participant shall not be entitled to delivery of a certificate until the expiration or termination of the Restricted Period for the Shares represented by such certificate and the satisfaction of any and all other conditions prescribed in the Agreement or by the Committee or Board;

(b)
None of the Shares of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period and until the satisfaction of any and all other conditions prescribed in the Agreement or by the Committee or Board; and

(c)
All of the Shares of Restricted Stock that have not vested shall be forfeited and all rights of the Participant to such Shares of Restricted Stock shall terminate without further obligation on the part of the Company, unless the Participant has remained an employee of (or non-Employee Director of or active consultant providing services to) the Company or any of its Subsidiaries, until the expiration or termination of the Restricted Period and the satisfaction of any and all other conditions prescribed in the Agreement or by the Committee or Board applicable to such Shares of Restricted Stock.  Upon the forfeiture of any Shares of Restricted Stock, such forfeited Shares shall be transferred to the Company without further action by the Participant and shall, in accordance with Section 4.2, again be available for grant under the Plan.  If the Participant paid any amount for the Shares of Restricted Stock that are forfeited, the Company shall pay the Participant the lesser of the Fair Market Value of the Shares on the date they are forfeited or the amount paid by the Participant.

With respect to any Shares received as a result of adjustments under Section 4.2 hereof and any Shares received with respect to cash dividends declared on Restricted Stock, the Participant shall have the same rights and privileges, and be subject to the same restrictions, as are set forth in this Article 7.

7.4           Delivery of Unrestricted Shares.  Upon the expiration or termination of the Restricted Period for any Shares of Restricted Stock and the satisfaction of any and all other conditions prescribed in the Agreement or by the Committee or Board, the restrictions applicable to such Shares of Restricted Stock shall lapse and a stock certificate for the number of Shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions except any that may be imposed by law, to the holder of the Restricted Stock.  The Company shall not be required to deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value (determined as of the date the restrictions lapse) of such fractional Share to the holder thereof.  Concurrently with the delivery of a certificate for Restricted Stock, the holder shall be required to pay an amount necessary to satisfy any applicable federal, state and local tax requirements as set out in Article 14 below.

7.5           Nonassignability of Restricted Stock.  Unless otherwise provided in the Agreement, no grant of, nor any right or interest of a Participant in or to, any Restricted Stock, or in any instrument evidencing any grant of Restricted Stock under the Plan, may be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution.

ARTICLE 8.	BENEFICIARY DESIGNATION

To the extent applicable, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company and shall be effective only when filed by the Participant, in writing, with the Company during the Participant’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.  If required, the spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary or beneficiaries other than spouse.

ARTICLE 9.	DEFERRALS

The Committee may permit a Participant to defer to another plan or program such Participant’s receipt of Shares or cash that would otherwise be due to such Participant by virtue of the exercise on an Option or the vesting of Restricted Stock.  If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

ARTICLE 10.	RIGHTS OF PARTICIPANTS

10.1           Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or a Parent, Subsidiary, or affiliate of the Company to terminate any

Participant’s employment by, or performance of services for, the Company or any Parent, Subsidiary, or affiliate of the Company at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or a Parent, Subsidiary, or affiliate of the Company.  For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its affiliates (or between affiliates) shall not be deemed a termination of employment.

10.2           Participation.  No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 11.	CHANGE IN CONTROL

11.1           Definition.  For purposes of the Plan, a “Change in Control” means the occurrence of any of the following events:

(a)	The closing of the sale of all or substantially all of Company’s assets as an entirety to any person or related group of persons other than an existing holder or existing holders of Company’s equity;

(b)
The merger or consolidation of Company with or into another entity or the merger or consolidation of another entity with or into Company, in either case with the effect that immediately after such transaction the equity holders of Company immediately prior to such transaction hold less than a majority in interest of the total voting power of the outstanding voting interests of the entity surviving such merger or consolidation; or

(c)
The closing of a transaction pursuant to which beneficial ownership of more than fifty percent (50%) of Company’s outstanding voting equity is transferred to any person or related group of persons other than an existing holder or existing holders of Company’s equity.

11.2           Provisions in Agreement.  The Committee, in determining the terms of an Award, shall determine if, and to what extent, a Change in Control shall change the terms of such Award.

ARTICLE 12.	CANCELLATION OF AWARDS

12.1           Limitation or Cancellation of Award.  The Committee may provide in the Agreement that if a Participant engages in any Detrimental Activity, the Committee may, notwithstanding any other provision in this Plan to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred Award as of the first date the Participant engages in the Detrimental Activity, unless sooner terminated by operation of another term of this Plan or any other agreement.  Without limiting the generality of the foregoing, the Agreement may also provide that if the Participant exercises an Award hereunder at any time during the period beginning six months prior to the date the Participant first engages in Detrimental Activity and ending six months after the date the Participant ceases to engage in any Detrimental Activity, the Participant shall be required to pay to the Company the excess of the Fair Market Value of the Shares subject to the Award exercised over the total exercise price paid for such Shares.

12.2           Severability.  Should any provision of this Article 12 be held to be invalid or illegal, such illegality shall not invalidate the whole of this Article 12, but, rather, the Plan shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly.

ARTICLE 13.	AMENDMENT, MODIFICATION AND TERMINATION

13.1           Amendment, Modification and Termination.  The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, that, unless approved by the holders of a majority of the total numbers of Shares of the Company represented and voted at a meeting at which a quorum is present, no amendment shall be made to the Plan if such amendment would (a) materially modify the eligibility requirements provided in Article 5; (b) increase the total number of Shares (except as provided in Section 4.2) which may be granted under the Plan; (c) extend the term of the Plan; or (d) amend the Plan in any other manner which the Board, in its discretion, determines should become effective only if approved by the shareholders even if such shareholder approval is not expressly required by the Plan or by law.

13.2           Awards Previously Granted.  No termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award.  The Committee shall, with the written consent of the Participant holding such Award, have the authority to cancel Awards outstanding.

13.3           Compliance With Code Section 162(m).  At all times when the Committee determines that compliance with Code Section 162(m) is required or desired, all Awards granted under this Plan to Named Executive Officers shall comply with the requirements of Code Section 162(m).  The maximum number of Shares with respect to which a Named Executive Officer may receive an Award shall be limited to 2,000,000 Shares during the term of this Plan, subject to adjustment under Section 4.2. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards under the Plan, the Committee may, subject to this Article 13, make any adjustments it deem appropriate.

ARTICLE 14.	WITHHOLDING

14.1           Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with an Award under this Plan.

14.2           Share Withholding.  With respect to withholding required upon the exercise of Options, or upon any other taxable event arising as a result of Awards granted hereunder which are to be paid in the form of Shares, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares (provided that the Shares which are tendered must have been held by the Participant for a period of not less than six months prior to their tender to satisfy the withholding obligation) having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.  All elections shall be irrevocable, made in writing, signed by the Participant, and elections by Insiders shall additionally comply with all legal requirements applicable to such Share transactions by such Participants.

ARTICLE 15.	INDEMNIFICATION

Each person who is or shall have been a member of the Committee, or the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company have to indemnify them or hold them harmless.

ARTICLE 16.	SUCCESSORS

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 17.	LEGAL CONSTRUCTION

17.1           Gender and Number.  Except where otherwise indicted by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

17.2           Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.3           Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

17.4           Regulatory Approvals and Listing.  The Company shall not be required to issue any certificate or certificates for Shares under the Plan prior to (a) obtaining any approval from any governmental agency which the Company shall, in its discretion, determine to be necessary or advisable, (b) the admission of such shares to listing on any national securities exchange or NASDAQ on which the Company’s Shares may be listed, and (c) the completion of any registration or other qualification of such Shares under any state or federal law or ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

Notwithstanding any other provision set forth in the Plan, if required by the then-current Section 16 of the Exchange Act, any “derivative security” or “equity security” offered pursuant to the Plan to any Insider may not be sold or transferred for at least six (6) months after the date of grant of such Award.  The terms “equity security” and “derivative security” shall have the meanings ascribed to them in the then-current Rule 16(a) under the Exchange Act.

17.5           Securities Law Compliance.  With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.  To the extent any provisions of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

17.6           Governing Law.  To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Florida.

[Signatures on Following Page]

AS APPROVED BY THE BOARD OF DIRECTORS OF VURV TECHNOLOGY, INC. EFFECTIVE AS OF MARCH 18, 2004 AND AS RESTATED AS OF MARCH 17, 2005 AND MARCH 23, 2006.

VURV TECHNOLOGY, INC.

By: /s/

 Jim Philip, Executive Vice President

VURV TECHNOLOGY, INC.

STOCK OPTION PLAN

APPENDIX A

PROVISIONS APPLICABLE TO CALIFORNIA RESIDENTS

Notwithstanding anything to the contrary specified in the plan document preceding this Appendix, the following provisions shall apply to any stock Option granted under the Vurv Technology, Inc. Stock Option Plan (the “Plan”) to a resident of California to the extent that such provisions are necessary or desirable to comply with California securities laws:

•
The exercise price under an Nonqualified Stock Option granted to a California resident may not be less than 85% of the “fair value” (as defined by Rule 260.140.40 under the California Code) of the Company’s Common Stock at the time the Option is granted (110% of the “fair value” in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the issuing corporation or its parent or subsidiary corporations at the time of grant).

•	An Option granted to a California resident shall not be transferable, other than by will or the laws of descent and distribution.

•
An Option granted to a California resident shall become exercisable at the rate of at least 20% per year over 5 years from the date the Option is granted, subject to reasonable conditions such as continued employment, all as determined by the Board.  However, in the case of an Option granted to a California resident who is an officer, director, or consultant of the Company or any of its affiliates, the Option may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

•
Unless employment is terminated for Cause as defined by the Plan, the terms of the Option Agreement or a contract of employment, the right to exercise an Option granted to a California resident in the event of termination of the optionee’s employment (to the extent that the optionee is otherwise entitled to exercise on the date employment terminates) must terminate as follows:

•	At least 6 months from the date of termination if termination was caused by death or disability; or

•	At least 30 days from the date of termination if termination was caused by other than death or disability.

•
The Plan shall be available to California residents only if the shareholders of the Company approve the plan within 12 months before or after the date the plan was adopted.  Any option exercised by a California resident before such shareholder approval is obtained shall be rescinded if such shareholder approval is not obtained.  Any such rescinded shares will not be counted in determining whether approval is obtained.

•	Each California resident who elects to participate in the Plan will be provided with a copy of the Company’s financial statements annually.

•
At no time will the total number of shares of Company Stock issuable under stock options granted under this Plan, under subscription agreements under any stock purchase plan maintained by the Company, and the total number of shares provided for under any stock bonus or similar plan of the Company exceed the limitation set forth in Rule 260.140.45 under the California Code, except to the extent approved by the requisite holders of the Company’s outstanding capital stock, based on the shares of the issuer which are outstanding at the time the calculation is made.  All shares of Company Common Stock issuable under this Plan shall have the same voting rights as all other shares of Company Common Stock issued by the Company.

•
If an Option granted to a California resident provides the Company the right to repurchase securities upon the termination of employment, the repurchase price will be not less than the fair market value of the securities to be repurchased on the date of termination of employment, and the right to repurchase must be exercised for cash or cancellation of purchase money indebtedness within 90 days of termination of employment (or, in the case of securities issued upon exercise of options after the date of termination, within 90 days after the date of the exercise).  The Company’s repurchase right terminates when the Company’s securities become publicly traded.

•
In addition to the restrictions set forth above, the securities held by an officer, director or consultant of the issuer or an affiliate of the issuer may be subject to additional or greater restrictions.

•
To the extent that the terms of the Plan, any stock option agreement and this Appendix conflict, the terms of this Appendix shall control with respect to the Options granted to any California resident.